Exhibit 99.(r)(2)

APPENDIX D – CODE OF ETHICS

NAPIER PARK GLOBAL CAPITAL

CODE OF ETHICS

August 2024

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TABLE OF CONTENTS

I.	GENERAL PRINCIPLES		90
II.	DEFINITIONS		91
III.	STANDARDS OF BUSINESS CONDUCT		93
	1.	Compliance with Laws and Regulations	93
	2.	Conflicts of Interest	93
	3.	Procedures to Prevent and Detect the Misuse of Material Non-Public Information	94
	4.	Restricted List	98
	5.	Gifts and Entertainment	99
	6.	Political and Charitable Contributions and “Pay to Play Regulations”	100
	7.	Confidentiality	100
	8.	Outside Directorship and Business Activities	100
	9.	Use of Social Media	101
	10.	Whistleblower	101
IV.		PERSONAL SECURITIES TRANSACTIONS	103
	1.	Holdings Reports	103
	2.	Duplicate Confirms	103
	3.	Prohibited Transactions	105
	4.	Pre-Clearance Rules	105
	5.	Derivative Instruments	106
	6.	Black-out Periods	106
V.	BAD ACTOR RULE		108
	1.	Definitions	108
	2.	Verification by Covered Persons	109
	3.	Remedial Actions	109
VI.	ADMINISTRATION AND ENFORCEMENT OF THE CODE		110
	1.	Annual Certification of Compliance	110
	2.	Training and Education	110
	3.	Annual Review	110
	4.	Records	110
	5.	Reporting Violations	110
	6.	Sanctions	110
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I.      GENERAL PRINCIPLES

Napier Park Global Capital, including Napier Park Global Capital (US) LP and Napier Park Global Capital Limited (collectively and individually referred to herein as “Napier Park” or “the Adviser”), has an overarching fiduciary duty to its Clients and it is the obligation of the Adviser’s personnel to uphold that fundamental duty. The Adviser believes the following principles (“General Principles”) are a significant component of maintaining an ethical culture at the Adviser:

●	Supervised Persons of the Adviser must at all times place the interests of Clients first and should not take inappropriate advantage of their positions.

●	All personal securities transactions should be conducted in such a manner as to be consistent with this Code of Ethics (“the Code”) and to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility.

●	Information concerning the identity of security holdings of Clients is confidential.

●	Our independence in the investment decision-making process is paramount.

The General Principles discussed in this section govern all aspects of the Adviser’s business conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. This Code applies to all Supervised Persons of the Adviser. Separately maintained policies and procedures of the Adviser may be incorporated by reference, including the Adviser’s compliance manual as required by Rule 206(4)-7 of the Investment Advisers Act of 1940.

Failure to comply with the Code may result in disciplinary action, including termination of employment. For additional information about this Code of Ethics or any other ethics-related questions, please contact Compliance.

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II.      DEFINITIONS

“Access Person” shall mean any Supervised Person (defined below) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund and any Supervised Person who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic, including Portfolio Managers (“PMs”), analysts and traders. All directors, officers and partners of the Adviser are presumed to be Access Persons.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” in Securities means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Employee or Access Person is presumed to be a beneficial owner of Securities that are held by his or her immediate family members sharing the Employee’s or Access Person’s household.

“Chief Compliance Officer” or “CCO” shall mean the compliance officer appointed by each Adviser and any of his or her designees.

“Covered Person” includes each Employee (defined below) and any spouse, minor child, family member or other person who relies on the Employee for material financial support.

“Employee” means any Supervised Person of the Firm, as defined under the Advisers Act to be any partner, officer, director (or other person occupying a similar status or performing similar functions), employee, or other person who provides investment adviser on behalf of the Firm and is subject to the supervision and control of the Firm.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funds” or “Clients” shall mean each of the registered investment companies or hedge funds whose investment portfolios are currently or in the future may be managed or advised by the Adviser as well as any Separately Managed Accounts (“SMAs”) maintained by the Firm.

“Managed Account” means any “discretionary managed account” or “third party managed account” for which the employee does not retain direct or indirect influence or control and where the Covered Person cannot (i) suggest purchases or sales of investments in the account to a third party manager; (ii) direct transactions within the account; and (iii) consult with a third party manager regarding allocation of investments in the account (this excludes discussions regarding overall asset allocation). The Covered Person is required to provide duplicate statements (and other supporting documents as directed) relating to Discretionary Managed Account(s).

“Personal Trading Account” means any personal investment or trading account of a Covered Person in which the Covered Person has any direct or indirect financial interest in any Security held or shared, directly or indirectly, through any account, contract, arrangement, understanding, relationship or otherwise; any investment or trading account for which the Covered Person is a trustee or custodian; and any investment or trading account over which the Covered Person can exercise any direct or indirect control or influence trading or investment decisions. Specifically, Personal Trading Account includes:

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a)	Individual or joint accounts in the Employee’s name (including IRAs and retirement accounts) in which the Employee can trade Securities;
b)	Accounts of any Covered Person that can trade Securities; and
c)	Accounts for trusts (or managed accounts) for which the Covered Person acts as trustee or is the beneficiary and can trade Securities.

“Private Placement” shall mean an offering of Securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, consisting of (a) issuers with respect to which the CCO has been made aware that an Access Person has received, expects to receive, or may be in a position to receive material non-public information, including when the Firm is researching or considering an investment in securities of an issuer; (b) issuers on whose Board of Directors an Access Person serves; and (c) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Access Persons and/or Firm trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Access Persons are in receipt of any material non-public information concerning the issuer.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” shall mean any director, officer, and partner of the Adviser (or other persons occupying a similar status or performing similar functions); employees of the Adviser; and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. For the avoidance of doubt, depending on the circumstances, any of the following may be a Supervised Person: temporary workers; consultants; independent contractors; certain employees of affiliates; or particular persons designated as such by the CCO, however, any such persons may or may not be subject to this Code, if not required by law. All Covered Persons and Access Persons are Supervised Persons.

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III.      STANDARDS OF BUSINESS CONDUCT

Rule 204A-1 requires investment advisers to adopt standards of business conduct to be upheld by each Supervised Person. These standards of business conduct and the General Principles outlined above reflect the principles underlying each Supervised Person’s fiduciary obligation to the Adviser’s Clients.

1.	Compliance with Laws and Regulations.

Supervised Persons must comply with applicable federal securities laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

(a)	To defraud such Client in any manner;

(b)	To mislead such Client, including by making a statement that omits material facts;

(c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;

(d)	To engage in any manipulative practice with respect to such Client;

(e)	To engage in any manipulative practice with respect to securities, including price manipulation; or

(f)	To knowingly spread false rumors about issuers of publicly traded securities.

2.	Conflicts of Interest.

As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty will be best achieved by trying to avoid conflicts of interest and, if unavoidable, by fully disclosing to the CCO and Legal all material facts concerning any conflict that does arise with respect to any Client and, as appropriate, following policies and procedures designed to limit the impact of the conflict on any affected Client. Individuals subject to this Code are strongly encouraged to avoid situations that have even the appearance of conflict or impropriety.

●	Conflicts among Client Interests. Conflicts of interest may arise where the Adviser or its Supervised Persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). Inappropriate favoritism by a Supervised Person of one Fund over another Fund that would constitute a breach of fiduciary duty is prohibited. See also the applicable Compliance Manual sections on trade allocation, portfolio management and proxy voting for policies regarding conflicts among Clients.

●	Competing with Client Trades. Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in the Personal Investments Policy.
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●	Disclosure of Personal Interest. Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO, or his designee. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

●	Referrals/Brokerage. Supervised Persons must act in the best interests of the Clients regarding execution and other costs paid by the Funds for brokerage services. In doing so, Supervised Persons must adhere to the Adviser’s Compliance Manual, as applicable.

●	Vendors and Suppliers. Supervised Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions or recommendations on behalf of the Adviser. Supervised Persons with such interest are prohibited from negotiating or making decisions or recommendations regarding the Adviser’s business with those companies, within the discretion of the CCO.

●	No Transactions with Clients. Supervised Persons are not permitted to knowingly sell to or purchase from a Client any security or other property.

3.	Procedures to Prevent and Detect the Misuse of Material Non-public Information.

d.	Overview

The Firm forbids any of its Employees from trading in the securities of an issuer for which an employee or the Firm may possess material non-public information. Such trading by an Employee is forbidden for both an Employee’s Personal Trading Accounts and the Funds and SMAs managed by the Firm. In addition, an Employee may not communicate material non-public information to anyone, including other Employees. The Firm’s policies apply to every Employee and extend to activities within and outside their duties at the Firm.

The act of trading or communicating material non-public information is commonly known as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but is generally used to refer to the use of material non-public information obtained directly or indirectly from an officer, director or employee of a public company and used improperly (for example, in violation of a duty of confidentiality) to trade in the company’s Securities (whether or not one is an “insider”) or the communication of material non-public information to others. The term also refers to non-public information about a tender offer obtained directly or indirectly from a prospective bidder. These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade Securities (so-called “tipping”). These prohibitions apply to all employees and extend to activities within and outside their duties at the Firm. If an employee learns of information that he or she believes may be considered inside information, they must contact the CCO immediately before taking any action.

It is generally understood that the law prohibits:

(i)	Trading by an insider, while in possession of material non-public information;
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(ii)	Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty (including a duty of a lawyer, banker, accountant, or other confidential adviser to the issuer) to keep it confidential or was misappropriated; or

(iii)	An insider or a non-insider described in clause (ii) above from communicating material non-public information to others.

Trading Securities while in possession of material non-public information or improperly communicating that information to others may expose the Employee to stringent penalties. Criminal sanctions may include a fine, or imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring an Employee from the securities industry. An Employee may be sued by investors seeking to recover damages for insider trading violations. The Firm may face regulatory or civil liability based on the Employee’s actions. Finally, the Firm may impose sanctions on the Employee, up to and including termination.

Employees should also note that intentionally creating, spreading or using false rumors may violate the anti-fraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code, as well as the Firm’s expectations regarding appropriate behavior of its Employees. The circulation of false rumors or sensational information that might reasonably be expected to affect market conditions for one or more Securities, a sector or market, or unjustly affect any person or entity, is strictly prohibited.

The rules contained in these procedures apply to all Personal Trading Accounts. The rules also apply to Employees’ activities on behalf of the Firm and extend outside their duties to the Firm.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Oftentimes, a single question can forestall disciplinary action, or complex legal problems. For these reasons, an Employee must notify the CCO and Legal immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

e.	Policy on Insider Trading

No person, to whom these procedures apply, may trade in a Security, either personally or on behalf of others (including the Funds), while in possession of material non-public information about such Security, nor may any Employee of the Firm communicate material non-public information to others to trade in violation of the law. All Employees should exercise care to adhere to this policy and to take reasonable steps to ensure that the Firm and other Employees adhere to the policy.

(1)	What is Material Information?
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Information is material if there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions, i.e., purchase, hold or sell or abstain from any investment action, including voting a security. Generally, this includes the disclosure of any information that may have a substantial effect on the price of a company’s Securities. Information may be material even if it relates to speculative or contingent events. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If disclosure of the information would affect the market price of the Security, positively or negatively, the information would be considered material. For this reason, an Employee should direct any questions about whether information is material to the CCO, Compliance or Legal.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals, agreements, major litigation, liquidity problems, extraordinary management developments, public offerings, changes of debt ratings, significant new products, services, or contracts. As well as information obtained from an issuer in advance of a private offering for which the Firm has entered into a non-disclosure agreement (“NDA”).

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer would be considered material, in addition to “non-public” as discussed below.

(2)	What is Non-public Information?

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC, some other government agency, a news reporting service, or publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

(3)	Identifying and Reporting Material Non-public Information

Before an Employee executes any trade for a Personal Trading Account or for a Client, he or she must determine whether they are aware of material non-public information with respect to such trade. If the Employee thinks that they might be aware of material non-public information with respect to such trade, he or she should take the following steps:

●	Report the information and proposed trade immediately to the CCO.

●	Do not purchase or sell the Securities on behalf of the Funds, employees, or others.

●	Do not communicate the information inside or outside the Firm, other than to the CCO and Legal.
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After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and what action, if any, the Firm should take. An Employee should consult with the CCO before taking any action or engaging in any transaction that involves non-public information. This degree of caution will protect the Employee, the Funds, and the Firm.

(4)	Contact with Public Companies

Contact with public companies represents an important part of the Firm’s research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can arise, however, when, in the course of these contacts, an employee becomes aware of material non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative or a confidential advisor to the issuer, such as a lawyer, banker or accountant, or a person testing new drugs for a pharmaceutical company, makes a selective disclosure of adverse or positive news to a handful of investors. If this information is then communicated to the Firm prior to it becoming public information, the Firm must make a judgment as to its further conduct. For an Employee to protect themselves, Clients, and the Firm, the Employee must contact the CCO and Legal immediately if he or she believes that they may have received material non-public information in any form.

(5)	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either side. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

(6)	Private Investments in Public Entities

Analysts and portfolio managers of the Firm are sometimes approached by third parties (including prime brokers) that wish to solicit the Firm’s participation in a private offering of Securities of a publicly traded company. Such offerings often occur in connection with events which are not generally known by the public and upon revelation to the public, could have a significant effect on the price of the company’s stock. If any Employee of the Firm becomes aware of such a transaction, the information must be reported to the CCO so that the CCO can determine whether trading in the Security should be restricted.

If the Firm is asked to enter into an NDA, such NDA can only be signed by the authorized signatories for the Firm.

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(7)	Restricting Access to Material Non-public Information

Employees in possession of material non-public information may not communicate such information to anyone, including persons within the Firm, except to the CCO and Legal. The Firm has this policy to help avoid conflicts and appearances of impropriety and the unlawful use of material non-public information. In addition, care should be taken that all material non-public information is secure. For example, files containing material non-public information should be sealed, and access to computer files containing material non-public information should be restricted to only the CCO, Legal and the Employee who reported such information to the CCO.

6.	Restricted List

Absent an exception granted by the CCO, Employees are restricted from trading the Securities of issuers that are on the Firm’s Restricted List on behalf of a Client or in Employees’ Personal Trading Accounts until such Security is removed from the Restricted List. If an Employee trades in a Restricted List security without permission of the CCO, the Employee will be instructed to unwind the position. In addition, the Restricted List itself is confidential and may not be disclosed to anyone outside the Firm as it may contain material non-public information. It is therefore vital that Employees do not disclose the contents of the Restricted List to anyone outside of the Firm.

The CCO’s designee is responsible for maintaining the Firm’s Restricted List. The Restricted List is comprised of (i) companies for which the Firm may be in possession of inside information, or (ii) other companies that the Firm should not be trading for various reasons (e.g., the Firm may be subject to a confidentiality agreement with a company on the Restricted List), as determined by management of the Firm.

As discussed above, all Employees are required to notify the CCO if they believe that they may have come into possession of material non-public information about a publicly-traded company. The Portfolio Manager will update the Restricted List pertaining to his or her Fund and inform the CCO of the update to the Restricted List.

The Restricted List for each Fund will be uploaded to the Firm’s third-party vendor for monitoring personal trading activity. It is the responsibility of such investment professionals of the Firm to inform the CCO when they believe a Security should be removed from the Restricted List only if the information which led to the Security being restricted has been made publicly available or has gone stale.

The CCO shall consider the opinion of the investment professional regarding whether there is still a valid reason for a company’s inclusion on the Restricted List, but the CCO need not rely solely upon the opinion of the investment professional to make the decision to remove a company from the Restricted List. The CCO may also review the inclusion of a company on the Restricted List at the suggestion of an investment professional, but the CCO should independently determine that the company warrants inclusion on the Restricted List.

If an issuer is on the Restricted List because the CCO or investment professional possesses material non-public information about such company, the CCO may remove that company from the Restricted

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List either because the information is made public through widespread dissemination of the information, or because the information becomes stale or immaterial with the passage of time (e.g., internal sales projections about periods that have since passed). The CCO may consult with outside legal counsel in making a determination as to whether a company can be removed from the Restricted List. The CCO should draft and retain a dated record explaining the reasons a company has been removed from the Restricted List.

The CCO, in conjunction with Compliance, must review the Restricted List on a monthly basis to determine whether any company should be removed. Only the CCO may remove companies from the Restricted List if and when the CCO is satisfied that there is no longer a valid reason for the company to be included on the Restricted List.

7.	Gifts and Entertainment.

A conflict of interest occurs when the personal interests of an Employee interferes or could potentially interfere with such Employee’s responsibilities to the Adviser and its Clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to the Adviser or an employee. Employees must complete Exhibit F to this Appendix and submit the form to the CCO for approval in accordance with the following policy.

●	Gifts. No Employee may accept any gift, service or other thing of more than de minimis value from any person or entity that does business with or on behalf of Napier Park. No Employee may give or offer any gift of more than de minimis value to existing Clients, prospective Clients or any entity that does business with or on behalf of the adviser without pre-approval by the CCO or his designee. Gifts received that exceed the gift limit must be reported to the Employee’s supervisor and Compliance. If donations are made in the name of Napier Park the Employee may not use the donation as a tax deduction. For the purposes of this policy, any gift in excess of a value of $100 (exclusive of tax and delivery charges) will be deemed to be more than de minimis value.

●	Cash. No Employee may give or accept cash gifts or cash equivalents to or from a Client, prospective Client or any entity that does business with or on behalf of the adviser.

●	Entertainment. Participation in entertainment events serves a useful business purpose to permit discussion of business, business needs and to strengthen the business relationship. However, no Employee may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client or any person or entity that does or seeks to do business with or on behalf of Napier Park. Employees may provide or accept a business entertainment event, such as dinner or a sporting event of reasonable value, if the person providing the entertainment is present. For purposes of this policy no Employee may accept a meal or any entertainment with a value in excess of $300 (exclusive of tax) per person and per event without prior approval of the Employee’s Business Head and Compliance. Tickets to a sporting event, unaccompanied by the provider, are considered to be a gift, not entertainment and thus subject to the de minimis value standard as defined above.

●	Special Events. A special event is a form of entertainment, at a special location, where the sponsor will pay for the attendees’ airfare and/or lodging. The purpose for attending a
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special event would be to strengthen a client relationship or gain further industry knowledge that will benefit current Firm business. When such an event occurs, Employees must seek the approval of Compliance and their Business Head in advance of attending. Generally, Firm policies will not permit the sponsor to pay for airfare in connection with the event.

●	Solicited Gifts. Employees are prohibited from soliciting gifts or anything of value. This prohibition extends to an Employee using his or her position with the Firm to obtain anything of value from a Client, supplier, person to whom the Employee refers business or any other entity with which the firm does business.

●	Referrals. Supervised Persons may not make referrals to Clients (e.g., of accountants, attorneys or the like) if the Supervised Person expects to benefit in any way.

●	Government Officials. Employees must note that laws or rules in various jurisdictions prohibit or strictly limit gifts or entertainment extended to public officials.

8.	Political and Charitable Contributions and “Pay to Play Regulations”

Contributions to a political party, candidate for public office or political cause can give rise to conflicts of interest and disclosure obligations, and can potentially violate certain laws if they are made with the intention of soliciting business or other benefits. Rules and regulations under the Advisers Act, as well as statutes, rules, regulations and policies in force in various U.S. states and localities and other jurisdictions restrict or prohibit business entities, such as the Firm and certain of its Employees and agents, from making contributions to, or engaging in fundraising activities for the benefit of, persons who have influence over the investment decisions made by public pension funds. Significant consequences to Napier Park’s business interests can flow from violation of these various rules and regulations.

Accordingly, Napier Park takes very seriously its obligation to comply with these various “pay-to-play” rules. In order to ensure compliance, the Firm requires Employees (including their spouse, a member of their household or any individual who relies on the Employee for material support), to obtain prior approval from the CCO before making any political contribution to or participating in any political solicitation activity on behalf of a U.S. state or local political candidate, official, party or organization.

The CCO will keep a record of any such approval and a summary of the rationale for each approval in the records of the Firm. Employees are required to report to Compliance all political contributions made within the prior two (2) years at the time of their hire and annually thereafter in the Employee Compliance Questionnaire.

9.	Confidentiality.

Supervised Persons must keep all information about Clients and Clients (including former Clients in strict confidence, including the Client’s identity (unless the Client consents), financial circumstances, security holdings and advice furnished to the Client by the Adviser.

10.	Outside Directorship and Business Activities.

The Adviser generally does not permit Supervised Persons to be directors of publicly traded companies, any exceptions will require pre-approval by the CCO and Chief Operating Officer

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(“COO”). If an exception is granted, the CCO will document the rationale for allowing the Supervised Person to serve as a director.

The Adviser discourages Supervised Persons from engaging in outside business or investment activities that may interfere with their duties with the Adviser. Any outside business affiliations, including directorships of private companies, consulting engagements or public/charitable positions, are prohibited without the prior written approval of the CCO Business Head and COO. Employees must complete Exhibit D to this Code and submit the form to the CCO for approval for all outside business activities. Regardless of whether an activity is specifically addressed in these policies, Supervised Persons should disclose to the Business Head, COO and CCO or his designee any personal interest that might present a conflict of interest or harm the reputation of the Adviser.

11.	Use of Social Media.

While the Firm does not currently restrict Employees’ personal participation in social networking sites (e.g., Twitter, Facebook, LinkedIn), Compliance requires that Employees keep the following guidelines and best practices in mind:

(1)	All Employees should eliminate, or limit to a bare minimum, access to such sites during working hours, just as you would a personal email account at a service provider.

(2)	Do not use social networking sites to discuss the Firm or to conduct Firm business – this is particularly important to ensuring that Napier Park remains in compliance with the general prohibition on solicitation. Under no circumstances may an Employee create a Napier Park-related website, Facebook page or other publicly or privately available access point.

(3)	Do not under any circumstances discuss information related to securities, transactions, investments, performance, the Funds, Client information or research/work product on social networking sites.

(4)	When posting to social networking sites, Employees should be mindful that their personal pages may be viewed by the Firm’s Clients and business partners. Employees must be cognizant of potential reputational consequences to Napier Park and tailor pages and communications accordingly to avoid adverse repercussions.

12.	Whistleblower Policy.

It is imperative to the effectiveness of the Firm’s compliance program that the Firm’s Employees have the opportunity to report any concerns or suspicions of improper activity at the Firm by an employee or other party confidentially and without retaliation. The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Employees are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

The Firm’s Whistleblower Policy covers the treatment of all concerns or complaints relating to suspected improper activity in the preparation of financial statements, disclosures, accounting practices, internal controls or other auditing matters, including but not limited to the following:

●	Use of Firm resources for the personal benefit of anyone other than the Firm;
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●	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

●	Fraud or deliberate error in the recording and maintaining of financial records of the Firm;

●	Deficiencies in or non-compliance with the Firm’s internal accounting controls;

●	Misrepresentations or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Firm;

●	Deviation from full and fair reporting of the Firm’s financial situation; and

●	The retaliation, directly or indirectly, or engagement of others to do so, against anyone who reports a violation of this policy.

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action which may include termination of employment.

An Employee of the Firm should promptly report suspected improper activity to the CCO and Legal to enable the matter to be investigated.

It is the Firm’s policy that no Employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Employee who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An Employee who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO and Legal.

Nothing in this section is intended to interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

Nothing in this section prohibits, or is intended in any manner to prohibit, a report of a possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. An Employee does not need the prior authorization of anyone at the Firm or the Firm’s legal counsel to make any such reports or disclosures, and an Employee is not required to notify the Firm that he or she has made such reports or disclosures.

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IV.      PERSONAL SECURITIES TRANSACTIONS

The following personal trading policy is designed to prevent potential legal, business or ethical conflicts; to minimize the risk of unlawful trading in any Personal Trading Account and to guard against the misuse of confidential information. All personal trading and other activities of Covered Persons must avoid any conflict or perceived conflict of Firm and investor interest. Covered Persons are prohibited from engaging in unlawful trading and any trading that may appear to be improper.

Employees are expected to devote their workday to serving the Clients the Firm advises, investors in such Funds and the interests of the Firm. The Firm discourages personal trading on a scale or frequency that would distract an Employee from their daily work responsibilities. Further, Covered Persons are encouraged to invest for the long-term through instruments and opportunities that will not conflict with their responsibility to serve the Firm’s Clients or investors’ trust.

The Firm reserves the right to prevent Covered Person purchases or sales of a Security for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm will break the applicable trade and charge the Covered Person with all relevant costs relating to the applicable transaction.

The Firm also reserves the right to require the disgorgement of any profits from a transaction deemed to be in violation of the Firm’s personal trading policies, in addition to other sanctions, at the discretion of the CCO.

1.	Holdings Reports.

Access Persons (as determined and notified by the CCO) must submit to the CCO, Holdings Reports and Transaction Reports including the information and in accordance with the timing described below. Review of the Covered Person’s initial and annual Holdings Reports and Transaction Reports will be conducted by Compliance.

The Holdings Report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and (iii) the date the report is submitted.

Access Persons must submit a Holdings Report of all holdings in all Securities within 10 days of becoming an Access Person and thereafter on an annual basis within 45 days of fiscal year-end. New Access Persons will complete Exhibit E to the Code – Initial Holdings Report – to fulfill this requirement. The information supplied must be current as of a date no more than 45 days before the Holdings Report is submitted. All Access Persons will report this information as part the Annual Employee Questionnaire - See Exhibit B to the Code.

2.	Duplicate Confirmations.

Access Persons must disclose, and arrange to have duplicate broker confirmations sent for any existing outside accounts that are not held with the Firm’s Preferred Brokers, to the Firm’s compliance monitoring service provider, MyComplianceOffice, upon hire, and certify annually thereafter, all employee and employee-related brokerage accounts, as defined in the Code, and each Employee must promptly inform Compliance at the time a new brokerage account is established at one of the Firms Preferred Brokers, as defined below.

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In the absence of an exception, this Policy applies to transactions in Securities and related financial instruments in Personal Trading Accounts. As referenced above, a Personal Trading Account is any account (including Individual Retirement Accounts (“IRAs”) in which a Covered Person has a financial interest or has the power, directly or indirectly, to make or influence investment decisions. Included within the definition are accounts of (i) a Covered Person’s spouse or domestic partner; (ii) a Covered Person’s minor children and any other related individuals who reside in the same house with or are financially dependent upon the Covered Person; (iii) any other individual to whose financial support the Covered Person materially contributes; and (iv) any account for which a Covered Person is the trustee or fiduciary or has power of attorney.

Covered Persons are required to maintain any new Personal Trading Account at a Firm-approved broker-dealer after March 1, 2013 which currently includes Morgan Stanley, Morgan Stanley PWM, Smith Barney, Citi, UBS Financial Services, Fidelity Brokerage Services, J.P. Morgan Private Wealth Management, Bank of America Merrill Lynch, Interactive Brokerage, Ameriprise, Raymond James, E-trade and Charles Schwab & Co. Inc. (“Preferred Brokers”). Permission to maintain an account at unapproved broker-dealer will be considered in cases involving: 1) accounts required to be maintained at spouse’s employer; 2) accounts managed by professional money managers; 3) trust and estate accounts; 4) accounts containing nontransferable proprietary products of other broker dealers, and 5) accounts the transfer of which would entail special hardship. Covered Persons who maintain existing Personal Trading Accounts as of March 1, 2013 which are not at a Firm-approved broker dealer may only maintain such accounts provided that such Covered Persons ensures that duplicate broker confirmations and statements are uploaded into the MyComplianceOffice system or arrange to have their brokers send such documentation directly to MyComplianceOffice.

Covered Persons who are non-employees (e.g., consultants, temporary employees, interns etc.) are generally exempt from this requirement, unless determined otherwise by Compliance. Although temporary Covered Persons are not required to maintain brokerage accounts at a Firm-approved broker-dealer, Personal Trading Accounts must be reported and will be monitored by Compliance via duplicate trade confirmations.

The Policy does not apply to (i) Managed Accounts *; (ii) estate or trust accounts in which a Covered Person has a beneficial interest but no power to affect or ability to influence investment decisions, (iii) accounts at mutual funds that hold only shares of open-end funds purchased directly from that fund company provided that the account does not by its terms allow for the execution of securities or commodities transactions; (iv) certificate of deposit, money market, savings or checking accounts at banks provided that the account does not by its terms allow for the execution of securities transactions; and (v) direct investment programs which allow the purchase of securities directly from the issuer

*	Managed Accounts generally do not qualify for this exemption because confirmations are delivered promptly after the execution of each transaction. Nonetheless, provided that there is additional documentation from the third party manager and the Covered Person evidencing that the Covered Person has no direct or indirect influence and control over the Managed Account(s) was submitted to Compliance, such accounts will not be subject to pre-clearance or to the 30 day holding period. Duplicate trade confirmations and account statements are still required.
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without the intermediation of a broker-dealer provided that the timing and size of the purchases are established by a pre-arranged schedule.

3.	Prohibited Transactions.

Covered Persons whose job functions relate to portfolio investment are prohibited from selling short for Personal Trading Accounts any Security or related convertible Security owned by the portfolios for which they are responsible. Similarly, buying for Personal Trading Accounts any Security or related convertible Security sold short by those portfolios is prohibited. Covered Persons are also prohibited from using derivatives to effect economically equivalent transactions.

Transactions for Personal Trading Accounts in any Security at any time that a transaction of any sort in the Security or related convertible Security are under consideration for any of the portfolios to which the Covered Person’s job function relates are strongly discouraged. Certain black-out periods during which trades in such securities are prohibited apply to Covered Persons whose responsibilities include the management of investments for third parties.

No short-term transaction in any Security may be completed for a Personal Trading. Securities may only be purchased for investment purposes, and speculative or excessive trading is discouraged (provided that multi-legged transactions will be considered one trade for purposes of determining whether an employee’s trading is excessive. Covered Persons may not affect the purchase and sale, or short sale and cover, of the same or equivalent Securities within 30 calendar days. Securities may be sold, or a short position covered, on the 16th day after the position was established. A hedge is the only offsetting transaction that may be effected within 30 days after the initial transaction is completed. Non-employees are not subject to the 30-day holding period.

A shorter holding period may be allowed in unusual circumstances to avoid personal hardship with the prior written approval of the CCO. An exception may be granted when the value of a Covered Person’s investment has significantly declined from the original acquisition price. However, this exception will not be granted repeatedly to permit what amounts to speculative short-term trading.

Citigroup securities received as part of a Covered Person’s compensation are exempt from the 30-day holding period. These include CAP shares that have vested and shares received upon the exercise of options whose resale restrictions have expired. Exercises and reloads of Citigroup stock options are also exempt from the 30-day holding period.

4.	Pre-Clearance Rules.

Absent an exception, transactions in any Security, including Private Placements and IPOs, must receive prior approval from Compliance and the transaction must be completed on the same day that approval was obtained. (Note that trades in options on individual stocks, including rollovers, must be pre-cleared).

Good-Till-Cancelled Orders (“GTC”) that are open for thirty (30) days or less will be permitted subject to pre-clearance provided that the employee does not amend the original order. Pre-clearance approval on GTC orders shall automatically expire at the end of thirty (30) days. The information provided by the Covered Person must include any potential conflicts of interests together certifying that the transaction will not interfere with the ability of the Firm and its Clients to transact in the security. The Employee will obtain the necessary pre-approval from Compliance or enter the request through My

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Compliance Office to obtain the necessary pre-approval from Compliance. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

There are several automatic exceptions to the general pre-clearance rule for which a separate written exception from the CCO is not necessary. These automatic exceptions cover the following transactions:

(1)	Transactions in closed-end mutual funds.

(2)	All other financial instruments excluded from the definition of “Securities”, i.e., U.S. government and agency securities, short-term money market instruments, certificates of deposit, commodities, open-end mutual funds, options and futures on broad based stock indices as well as trust securities that replicate broad-based stock indices (ETFs).

Employees are permitted to trade in financial instruments excluded from the definition of Securities without pre-clearance due to a number of factors. There is a low-risk that any personal trading in these securities would be the result of inside information obtained by the Employee, due to the fact that the issuer of the financial instruments listed above would not provide inside information to any Employee of the Firm. The Employee not receiving any insider information also mitigates the concern the Employee will front run any transactions being conducted on behalf of the Firm’s Clients. The financial instruments listed above are not often traded by the Firm’s Clients, significantly reducing the risk that there will be a conflict between the Employee’s trade and the Client’s trade. To the extent there is Client transaction in the financial instrument listed above; the Employee will not be transacting in volume similar to that of the Client nor will the Employee’s transaction have an effect on the market in which the financial instrument is trading.

5.	Derivative Instruments.

Subject to the limitations set forth above, Covered Persons may buy or sell derivative instruments such as individual stock options, options and futures on stock indexes and options and futures on fixed income securities. Transactions must comply with the pre-clearance, 30-day holding period and other restrictions of the Policy.

Subject to the 305-day holding period, Covered Persons may hedge a long stock position by selling calls or purchasing puts on that stock or may hedge a short stock position by purchasing calls on that stock. However, the 30-day holding period does not apply to individual stock options that are part of a hedged position where the underlying stock has been held for more than 30 days and the entire position (including the underlying security) is closed out.

Covered Persons may buy a call option, buy a put option or sell a put option on a stock such persons do not own, but may not sell a call option without owning the underlying common stock. In addition, Covered Persons may not affect a short (or uncovered) sale of a narrow-based stock index option.

6.	Black-Out Periods.
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Certain black-out periods apply to Covered Persons whose business units manage securities investments. For five (5) business days before or after a day on which an account buys or sells a Security, no Covered Person may purchase or sell the Security (or a related security) traded in an account they support. Any profits realized on such a trade may be disgorged. Notwithstanding this general blackout requirement, transactions exempt from pre-clearance under this Policy also are exempt from this blackout requirement.

To the extent the PM wishes to transact on behalf of the Client within 5 days of a personal transaction, the PM shall not be prohibited from doing so. The PM should alert Compliance when this situation arises.

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V.      “BAD ACTOR” RULE

The Bad Actor Rule, effective September 23, 2013, prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Rule, has had a disqualifying event as of the Rule’s effective date. For purposes of this Rule, “covered persons” include; the Firm, including its predecessors and affiliates; directors and certain officers, general partners, and managing members of the Firm; 20% beneficial owners of the Firm (based on voting power); investment managers and principals of pooled investment funds; promoters and persons compensated for soliciting investors as well as the general partners, directors, officers, and managing members of any compensated solicitor.

1.	Definitions

For purposes of this policy, the following definitions apply:

Disqualifying Events:

●	Criminal convictions in connection with the purchase or sale of a security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of securities (or five years in the case of the issuer and its predecessors and affiliated issuers).
●	Court injunctions and restraining orders in connection with the purchase or sale of a security, making of a false filing with the SEC, or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of securities.
●	Final orders from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of securities, insurance, banking, savings associations, or credit unions that …
○	Bar the issuer from associating with a regulated entity, engaging in the business of securities, insurance or banking, or engaging in savings association or credit union activities, or …
○	Are based on fraudulent, manipulative, or deceptive conduct and are issued within 10 years of the proposed sale of securities.
●	Certain SEC disciplinary orders relating to brokers, dealers, municipal securities dealers, investment companies, and investment advisers and their associated persons.
●	SEC cease-and-desist orders related to violations of certain anti-fraud provisions and registration requirements of the federal securities laws.
●	SEC stop orders and orders suspending the Regulation A exemption issued within five years of the proposed sale of securities.
●	Suspension or expulsion from membership in a self-regulatory organization (SRO) or from association with an SRO member.
●	U.S. Postal Service false representation orders issued within five years before the proposed sale of securities.
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Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization (SRO): Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Trade (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

US Postal Service false representation order: A scheme or device for obtaining money or property through the mail by means of false representations.

2.	Verification by Covered Persons

The Firm will take reasonable steps to ensure that no covered person has been the subject of a disqualifying event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a disqualifying event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013; however, the Firm must disclose to investors any disqualifying events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable; provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

3.	Remedial Actions

In the event that a covered person has had a disqualifying event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals; restructuring governance and control arrangements; terminating engagement with a placement agent or other covered financial intermediary; postponing or foregoing capital raising, or pursuing alternative capital raising methods; buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions; or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

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VI.      ADMINISTRATION AND ENFORCEMENT OF THE CODE

1.	Annual Certification of Compliance.

All Supervised Persons are required to certify in writing that they have (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code. Supervised Persons will be notified of any amendments to this Code. All Supervised Persons must annually renew their certifications using the Form attached as Exhibit A to the Code.

Investments in private equity (both directly and indirectly through funds), limited partnerships and hedge funds by Supervised Persons require approval from both the Supervised Person’s business head and Compliance.

In addition, all Supervised Persons will complete the Annual Employee Questionnaire, attached as Exhibit B to the Code, as well as the Certification of the Annual Employee Questionnaire and Holdings Report, attached as Exhibit C of the Code.

2.	Training and Education.

Napier Park Compliance is responsible for training and educating Supervised Persons regarding this Code. Such training will occur periodically, and Supervised Persons directed to attend a particular session are required to attend that session and/or read any applicable materials. Reasonable scheduling accommodations will be made for travel and other appropriate grounds in the discretion of the CCO.

3.	Annual Review.

The Compliance at the direction of the CCO will review at least annually the adequacy of this Code and the effectiveness of its implementation. Such review will include a report to the Adviser’s senior management.

4.	Records.

Records regarding this Code will be kept in accordance with Rules 204-2(a)(12) and (13) and the “Books and Records” section of the applicable Compliance Manual.

5.	Reporting Violations.

All Supervised Persons must report violations of this Code promptly to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

6.	Sanctions.

A violation of this Code may result in any disciplinary action that the CCO deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion or termination of employment. In addition to sanctions by the Adviser, violations may result in referral to civil or criminal authorities where required or otherwise appropriate.

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EXHIBIT A TO APPENDIX D – CODE OF ETHICS CERTIFICATION

NAPIER PARK GLOBAL CAPITAL

CODE OF ETHICS CERTIFICATION

I hereby certify that:

I have received a copy of Napier Park’s current Code of Ethics and I agree to comply with this Code.

I have complied with the Code during the past year.

Name:
(Please Print)

Date:
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